Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Physicians Realty Trust	The Ruth Group
John T. Thomas	Stephanie Carrington/David Burke
President and CEO	646 536-7017/7009
(214) 549-6611	scarrington@theruthgroup.com
John W. Sweet	dburke@theruthgroup.com
(414) 978-6467

Physicians Realty Trust Executes Contract to Purchase

Four Florida Oncology Radiation Centers

Milwaukee, WI, February 11, 2014 — Physicians Realty Trust (NYSE:DOC) (“the Company”), a self-managed healthcare properties REIT, announced today that on February 10, 2014, the Company, through its operating partnership, Physicians Realty L.P., entered into an Agreement of Sale and Purchase with entities primarily owned by Dr. Alan Porter to purchase four medical office buildings located in Sarasota, Venice, Engelwood and Port Charlotte, Florida.  The buildings total approximately 44,295 square feet, are 100% occupied as of February 7, 2014 and are being acquired for approximately $17.5 million, representing a first year cash yield of approximately 8.3%. The buildings are leased to 21st Century Oncology, the nation’s largest provider of Advanced Oncology Radiation Therapy and other integrated cancer care services to cancer patients.

John Sweet, Chief Investment Officer of Physicians Realty Trust, stated, “We are excited to collaborate with Dr. Alan Porter and 21st Century Oncology. Dr. Porter is a renowned oncologist who recently became affiliated with 21st Century Oncology, which operates 166 cancer treatment centers, including 133 in the United States and 33 centers in Latin America. The current leases run until 2026.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on December 6, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.